Exhibit 99.1
Coinmach Service Corp. Announces Fiscal Fourth Quarter and Fiscal Year 2006
Financial Results
PLAINVIEW, N.Y., May 23, 2006 — Coinmach Service Corp. (the “Company”) (Amex: “DRY”, “DRA”), a leading supplier of outsourced laundry equipment services for multi-family housing properties in North America, today reported its quarterly and annual financial results for the period ended March 31, 2006.
“The current year was very important to Coinmach on an operational, strategic and capital markets basis. Operationally, same store sales are improving due to signs of recovery in occupancy rates and an aggressive price increase strategy in our route business. Our Appliance Warehouse division continues to grow, generating record high annual revenue and EBITDA. Strategically, we completed the construction of our Dallas call center and began the preliminary roll out of our new service and dispatch platform. On the capital markets front, we amended and restated our credit facility and lowered the rate on our term loan, retired our 9% senior notes, completed an public offering of our Class A common stock, and retired $48 million of our 11% senior secured notes. Additionally, over the past fiscal year, we paid approximately $32 million in dividends and interest on our IDSs and Class A common stock. As a result of these transactions, we have reduced our total debt by $44 million and broadened our shareholder base,” said Stephen Kerrigan, the Company’s Chairman and Chief Executive Officer.
Mr. Kerrigan continued, “We are proud to announce the completion of the acquisition of American Sales, Inc. (ASI) in April 2006. ASI is a leading laundry service provider to colleges and universities in the mid-west with 40 years of experience and more than 45 partner schools. Strategically, we plan to combine ASI’s strength in the college market with Coinmach’s national footprint to develop a national campus laundry solutions platform.
In fiscal 2007, we also expect to complete the roll out of our new service and dispatch system to all of our regions. We believe this state of the art system, which will be coordinated out of our Dallas call center, is among the most advanced service and dispatch systems in the industry and will enhance our competitive position.
In addition, in April 2006, we repurchased approximately $5.6 million principal amount of our 11% senior secured notes at a premium of 9.25%. This open market purchase, coupled with the $48 million tender offer in our fourth quarter, is consistent with our objective to reduce our cost of capital.
With the acquisition of ASI, the efficiencies generated through the new service and dispatch platform, and the continuing improvement in occupancy rates, we are optimistic that Coinmach is poised for another strong fiscal year.”
As of March 31 2006, the Company had approximately 29.1 million shares of Class A common stock outstanding, of which approximately 12.3 million shares were issued in our public offering completed in February 2006. Additionally, the Company had approximately 14.3 million IDS units outstanding, each unit representing one share of the Company’s Class A common stock and an 11% senior secured note due 2024 with a principal amount of $6.14.
A holder of an IDS unit (symbol “DRY”) will be entitled to quarterly interest payments on the underlying note at an annual rate of 11%, or approximately $0.6754 per unit per year, and may receive a quarterly dividend payment on the underlying share of Class A common stock if a dividend on such share is declared by our board of directors. A holder of Class A common stock (symbol “DRA”) will be entitled to receive quarterly dividend payments on such shares if quarterly dividends are declared by our board of directors. Payments on our IDSs and Class A common stock are scheduled for March 1, June 1, September 1 and December 1 of each year to holders of record as of the applicable record dates.
On June 1, 2006, the Company will make a quarterly cash dividend payment to the holders of record on May 25, 2006, of approximately $0.206 per share of Class A common stock. The Company will also make cash payments aggregating $0.375 per IDS, to the holders of record on May 25, 2006, which will consist of a quarterly cash dividend payment of approximately $0.206 per share of underlying Class A common stock and a quarterly interest payment of approximately $0.169 per underlying 11% senior secured note.
The Class A common stock dividend represents the Company’s sixth consecutive quarterly dividend payment, consistent with the dividend policy adopted by the Company.

Exhibit 99.1
In addition, on June 1, 2006 the Company will make a cash dividend payment of approximately $0.535 per share of Class B common stock for the five quarters ended March 31, 2006 payable to holders of record as of the close of business on May 25, 2006. Subject to certain limitations, our dividend policy provides that holders of class B common stock may receive annual cash dividends on June 1 of each fiscal.
Results for the Three Months and Years Ended March 31, 2006 and 2005
Net Cash Flow before distributions and dividends was $13.0 million for the fourth quarter of Fiscal 2006 as compared to $11.7 million for the fourth quarter of the fiscal year ended March 31, 2005 (“Fiscal Year 2005”). Net Cash Flow was $44.9 million for the Fiscal Year ended March 31, 2006 (“Fiscal Year 2006”) as compared to $35.7 million for the Fiscal Year 2005.
The following table reflects the computation of Net Cash Flow* (in millions):

	Quarter ended				Fiscal Year ended
	March 31,				March 31,
	2006		2005		2006		2005 (4)
Consolidated EBITDA:	$41.3	*	$40.6	*	$162.0	*	$160.1	*
less:
Interest Expense from Third party notes and other	11.2		11.9		47.8		54.1
Capital Expenditures (1)	14.7		16.6		62.7		68.4
Capital Expenditures relating to technology upgrade project	2.4		0.4		6.6		1.9

Net Cash Flow before IDS distributions and dividends	13.0		11.7		44.9		35.7

IDS interest distributions	2.7	(3)	3.3		12.3		4.5
Dividends-Class A Common Stock	6.0		3.9		19.8		6.6

Net Cash Flow before Class B distributions	4.3		4.5		12.8		24.6

Dividends-Class B Common Stock (2)	2.5		2.5		10.0		3.6

Net Cash Flow	$1.8		$2.0		$2.8		$21.0

*	Consolidated EBITDA for the 2006 periods exclude transaction costs related to the Company’s refinancing of its credit facility in December 2005, the repurchase of its 9% senior notes in February 2006 and the tender of a portion of its 11% senior secured notes in February 2006. Consolidated EBITDA for the 2005 periods exclude transaction costs related to the Company’s initial public offering in November 2004. For information regarding the Company’s use of Net Cash Flow (after capital and interest payments) and EBITDA and for reconciliations of such non-GAAP measures to net loss and cash flow from operating activities, refer to “Presentation of Non-GAAP Financial Information” below, including the tables attached hereto.

(1)	Represents cash used in investing activities excluding acquisition of net assets for the periods presented.

(2)	On May 10, 2006, we have declared cash dividends on each share of Class B common stock, payable on June 1, 2006, for the fiscal quarter ending March 31, 2005 and the fiscal year ending March 31, 2006 equal to the cash dividends paid or to be paid contemporaneously on each share of Class A common stock for such fiscal quarter and fiscal year, respectively, up to an aggregate amount of $2.5 million and $10.0 million, respectively so long as cash dividends for such fiscal quarter and fiscal year, respectively, have been or will contemporaneously be paid to holders of shares of Class A common stock in an aggregate amount at least equal to the dividend rate set forth in our dividend policy.

(3)	Includes interest through February 8, 2006 on the 11% senior secured notes retired in the tender offer.

(4)	Fiscal year 2005 is not comparable to Fiscal Year 2006 due to the timing of the IDS transaction which occurred in the third quarter of Fiscal Year 2005.

The following discussion of operating results focuses on revenue and EBITDA for each of the Company’s operating segments. For information regarding the Company’s use of EBITDA and for reconciliations to net loss and cash flow from operating activities, refer to “Presentation of Non-GAAP Financial Information” below, including the tables attached hereto.

		Quarter ended				Fiscal Year ended
		March 31,				March 31,
		2006		2005		2006		2005
Revenue:	Route business	$123.1		$118.7		$481.7		$472.5
	Rental business	9.4		8.9		36.1		34.4
	Distribution business	6.1		8.9		25.7		31.7

	Total	138.6		136.5		543.5		538.6

EBITDA:
	Route business	$40.5		$39.2		$158.7		$155.4
	Rental business	4.1		3.4		15.4		13.8
	Distribution business	0.1		0.8		0.7		1.4
	Corporate	(3.4)		(2.8)		(12.8)		(10.5)

	Total	41.3	*	40.6	*	162.0	*	160.1	*

* excludes transaction costs.

Capital Expenditures:(1)
	Route business	$13.9		$15.6		$57.3		$64.2
	Rental business	0.6		0.8		5.0		3.8
	Distribution business	0.2		0.2		0.4		0.4
	Corporate (2)	2.4		0.4		6.6		1.9

	Total	17.1		17.0		69.3		70.3

(1)	Represents cash used in investing activities excluding acquisition of net assets for the periods presented.

(2)	Includes capital expenditures attributable to our current technology upgrade project, which relates primarily to upgrading programs for our field service management and collection systems for the periods presented.
Management’s Commentary
“I’m very proud of Coinmach’s continued stable and improving cash generation. Including this quarter’s results, we have returned approximately $32.1 million of interest and dividends to our investors this year and reduced total debt by $44.1 million, which was primarily due to the retirement of approximately $48.4 million of 11% senior secured notes. As a result of our recently completed bank refinancing and retirement of our 9% senior notes, we have strengthened our balance sheet and liquidity while maintaining our operating cash balance. As of March 31, 2006, we had a cash balance of approximately $62.0 million, and approximately $68.2 million of borrowings available under our revolver,” said Stephen Kerrigan.
“We are pleased that our strong fiscal year and fourth quarter cash flows from operations continue to demonstrate our commitment to maximizing returns on the capital we invest. Consolidated revenue increased in the fourth quarter and fiscal year versus the same period for the prior year due to increased revenue in both the route and the rental businesses. Consolidated EBITDA increased in the fourth quarter and fiscal year versus the same period for the prior year, notwithstanding a decline in sales from the distribution business.
Our route business remained steady, increasing revenue by $4.4 million for the quarter and $9.2 million for the year, increasing EBITDA by $1.3 million for the quarter and $3.3 million for the year as well as increasing cash flow by $3.0 million for the quarter and $10.2 million for the year over the same periods of the prior year. The rental business, Appliance Warehouse, generated organic growth in revenue of 5.6% for the quarter and 4.9% for the year. EBITDA grew by 20.6% for the quarter and 11.6% for the year. Corporate expenses increased $0.6 million quarter over quarter and $2.3 million year over year as a result of the additional expenses associated with being a public company as well as stock compensation expense related to the issuance of restricted stock awards in February 2006. In addition, our results have been affected by non-recurring costs associated with the initial implementation of internal controls and procedures required by Sarbanes Oxley. Capital expenditures increased $0.1 million for the quarter and decreased $1.0 million for the year. Excluding capital expenditure related to acquisitions and the technology upgrade, capital expenditures for the year decreased by $5.7 million primarily due to increased emphasis on capital investment returns.”
Earnings Conference Call
The Company has scheduled a conference call for Wednesday May 24, at 10:00 a.m. Eastern Standard Time to discuss its fiscal fourth quarter and fiscal year-end 2006 financial results. Hosting the call will be Stephen R. Kerrigan, the Company’s Chairman and Chief Executive Officer and Robert M. Doyle, the Company’s Chief Financial Officer. Interested parties may participate by accessing the teleconference via a webcast on the Company’s Investor Relations page, www.coinmachservicecorp.com, or by dialing 1-800-811-8824 (1-913-981-4903 for international callers) and using the pass code 7471412 approximately 5 minutes before the start of the call. The call will be open to the public with a question and answer session at the end of the call. A replay of the conference call will be available for 7 days on the Company’s Investor Relations page or by dialing 888-203-1112 (1-719-457-0820 for international callers) and using the pass code 7471412.
About Coinmach Service Corp.
Coinmach Service Corp., through its operating subsidiaries, is a leading supplier of outsourced laundry equipment services for multi-family housing properties in North America. The Company’s core business involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment and collecting revenues generated from laundry machines.
Presentation of Non-GAAP Financial Information
Certain disclosures in this press release include “non-GAAP financial measures.” A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP (U.S. generally accepted accounting principles). Net Cash Flow (after capital and interest) is defined as EBITDA less capital expenditures (including property, plant and equipment) and interest expense. Management believes Net Cash Flow (after capital and interest) is a useful measure of the Company’s ability, subject to restrictions contained in its debt agreements and those of its subsidiaries and applicable law, to pay dividends on its common stock. EBITDA represents earnings from continuing operations before deductions for interest, income taxes and depreciation and amortization. Management believes that EBITDA is useful as a means to evaluate its ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used by the Company as a measure of evaluating the performance of its three operating segments. Management further believes that EBITDA is useful to investors as a measure of comparative operating performance as it is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of changes in pricing decisions, cost controls and other factors that affect operating performance. The Company uses EBITDA to develop compensation plans, to measure sales force performance and to allocate capital assets. Additionally, because the Company has historically provided EBITDA to investors, management believes that presenting this non-GAAP financial measure provides consistency in its financial reporting. The Company’s use of Net Cash Flow (after capital and interest) and EBITDA, however, is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (a) operating income (as determined by GAAP) as an indicator of operating performance or (b) cash flows from operating, investing and financing activities (as determined by GAAP) as a measure of liquidity. Given that Net Cash Flow (after capital and interest) and EBITDA are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, such measures may not be comparable to other similarly titled measures of other companies. Reconciliations of EBITDA to Net Cash Flow (after capital and interest) and EBITDA to net loss and cash flow provided from operating activities are included in the attached tables.
Forward-Looking Statements
Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates”, “plans” or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

COINMACH SERVICE CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Quarter ended		Fiscal Year ended
	March 31,		March 31,
	2006	2005	2006	2005
Revenues	$138,591	$136,528	$543,485	$538,604

Operating, general and administrative expense	97,224	95,537	381,164	377,668
Depreciation and amortization	18,669	19,344	75,556	76,431
Amortization of advance location payments	5,031	4,798	19,219	19,578
Amortization of intangibles	3,633	3,591	14,118	14,431
Other items, net	—	355	310	855

	124,557	123,625	490,367	488,963
Operating income	14,034	12,903	53,118	49,641

Interest expense	13,883	15,166	60,099	58,572
Interest expense-non cash preferred stock dividends (1)	—	—	—	18,230
Interest expense-escrow interest (2)	—	—	—	941
Transaction costs	28,866	254	31,486	17,389

Loss before income taxes	(28,715)	(2,517)	(38,467)	(45,491)
Benefit for income taxes	(10,062)	(145)	(13,885)	(10,166)

Net loss	$(18,653)	$(2,372)	$(24,582)	$(35,325)

(1)	Represents accrued dividends on Coinmach Laundry Corporation’s preferred stock previously outstanding that was retired in November and December 2004 with proceeds from the IDS offering.

(2)	Represents interest for the period from November 24, 2004 through December 24, 2004 on the portion of the 9% senior notes due 2010 redeemed in connection with the IDS offering.

COINMACH SERVICE CORP.
RECONCILIATION OF NET LOSS TO EBITDA
(in thousands)

	Quarter ended		Fiscal Year ended
	March 31,		March 31,
	2006	2005	2006	2005
Net loss	$(18,653)	$(2,372)	$(24,582)	$(35,325)
Depreciation and amortization	27,333	27,733	108,893	110,440
Benefit for income taxes	(10,062)	(145)	(13,885)	(10,166)
Interest expense	13,883	15,166	60,099	58,572
Interest expense-escrow interest	—	—	—	941
Interest expense-non cash preferred stock dividends	—	—	—	18,230

EBITDA (1)	12,501	40,382	130,525	142,692

Add back transaction costs:	28,866	254	31,486	17,389

EBITDA (excluding transaction costs)	$41,367	$40,636	$162,011	$160,081

RECONCILIATION OF CASH FLOW PROVIDED BY
OPERATING ACTIVITIES TO EBITDA
(in thousands)

	Quarter ended		Fiscal Year ended
	March 31,		March 31,
	2006	2005	2006	2005
Cash flow provided by operating activities	$11,665	$21,883	$96,138	$104,998
Benefit for income taxes	(10,062)	(145)	(13,885)	(10,166)
Interest expense	13,883	15,166	60,099	58,572
Interest expense-escrow interest	—	—	—	941
Loss on redemption of 9% senior notes	(19,082)	—	(19,082)	(14,770)
Loss on redemption of 11% senior notes	(8,221)	—	(8,221)	—
Loss on repayment of the credit facility	1	—	(1,699)	—
Gain on sale of investment and equipment	281	85	327	557
Stock based compensation	(198)	(18)	(210)	(74)
Deferred income taxes	10,062	(50)	13,885	10,166
Amortization of deferred issue costs	(302)	(531)	(1,905)	(2,326)
Changes in assets and liabilities, net of effects of business combination	14,474	3,992	5,078	(5,206)

EBITDA (1)	12,501	40,382	130,525	142,692
Add back transaction costs:	28,866	254	31,486	17,389

EBITDA (excluding transaction costs)	$41,367	$40,636	$162,011	$160,081

(1)	EBITDA represents earnings from continuing operations before deductions for interest, income taxes and depreciation and amortization. Management believes that EBITDA is useful as a means to evaluate the Company’s ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used by management as a measure of evaluating the performance of the Company’s three operating segments. Management further believes that EBITDA is useful to investors as a measure of comparative operating performance as it is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of changes in pricing decisions, cost controls and other factors that affect operating performance. Management uses EBITDA to develop compensation plans, to measure sales force performance and to allocate capital assets. Additionally, because the Company has historically provided EBITDA to investors, management believes that presenting this non-GAAP financial measure provides consistency in our financial reporting. Management’s use of EBITDA, however, is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (a) operating income (as determined by U.S. generally accepted accounting principles) as an indicator of operating performance or (b) cash flows from operating, investing and financing activities (as determined by U.S. generally accepted accounting principles) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with U.S. generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA may not be comparable to other similarly titled measures of other companies.

COINMACH SERVICE CORP.
SELECTED CONSOLIDATED CASH FLOW DATA
(in thousands)

	Fiscal Year ended
	March 31,
	2006	2005
OPERATING ACTIVITIES:
Net loss	$(24,582)	$(35,325)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	75,556	76,431
Amortization of advance location payments	19,219	19,578
Amortization of intangibles	14,118	14,431
Amortization of deferred issue costs	1,905	2,326
Deferred income taxes	(13,885)	(10,166)
Interest expense-non cash preferred stock dividends	—	18,230
Premium on redemption of 9% senior notes due 2010	14,603	11,295
Premium on redemption of 11% senior secured notes due 2024	4,833	—
Write-off of deferred issue costs	9,566	3,475
Stock based compensation	210	74
Gain on sale of investment and equipment	(327)	(557)
Change in operating assets and liabilities	(5,078)	5,206

Net cash provided by operating activities	96,138	104,998

INVESTING ACTIVITIES:
Additions to property, equipment and leasehold improvements	(57,937)	(53,444)
Advance location payments to location owners	(14,239)	(18,051)
Acquisition of net assets related to acquisition of businesses	(3,436)	(628)
Proceeds from sale of investment	—	277
Proceeds from sale of property and equipment	2,884	919

Net cash used in investing activities	(72,728)	(70,927)

FINANCING ACTIVITIES:
Proceeds from issuance of Class A Common Stock	102,659	—
Redemption of Common Stock	(32,365)	—
Cash dividends paid	(17,698)	(2,701)
Redemption of preferred stock	—	(99,208)
Proceeds from credit facility	570,000	—
Repayments under credit facility	(241,082)	(19,830)
Redemption of 9% senior notes due 2010	(324,500)	(125,500)
Payment of premium on 9% senior notes due 2010	(14,603)	(11,295)
Redemption of 11% senior secured notes due 2024	(48,401)	—
Payment of premium on 11% senior secured notes due 2024	(4,833)	—
Debt issuance costs	(3,108)	—
Principal payments on capitalized lease obligations	(4,668)	(4,331)
(Repayments to) borrowings from bank and other borrowings	(246)	105
Proceeds from issuance of IDSs	—	257,983
Proceeds from issuance of third party senior secured notes	—	20,000
IDS and third party senior secured notes issuance costs	172	(23,643)

Net cash used in financing activities	(18,673)	(8,420)

INCREASE IN CASH AND CASH EQUIVALENTS	4,737	25,651

CASH AND CASH EQUIVALENTS:
Beginning of year	57,271	31,620

End of year	$62,008	$57,271

COINMACH SERVICE CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)

	March 31,	March 31,
	2006	2005
ASSETS:
Current assets:
Cash and cash equivalents	$62,008	$57,271
Receivables, net	5,635	6,486
Inventories	11,458	12,432
Assets held for sale	—	2,475
Prepaid expenses	4,375	4,994
Interest rate swap asset	2,615	832
Other current assets	1,796	2,625

Total current assets	87,887	87,115

Advance location payments	67,242	72,222
Property, equipment and leasehold improvements, net	252,398	264,264
Contract rights, net	296,912	309,698
Goodwill	206,196	204,780
Other assets	11,532	18,597

TOTAL ASSETS	$922,167	$956,676

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued expenses	$30,256	$33,983
Accrued rental payments	33,044	30,029
Accrued interest	3,563	9,512
Current portion of long-term debt	11,151	17,704

Total current liabilities	78,014	91,228

Deferred income taxes	52,385	65,546
Long-term debt, less current portion	653,102	690,687

Total liabilities	783,501	847,461

Stockholders’ Equity:
Class A common stock, par value $0.01, authorized 100,000,000 shares; 29,113,641 shares issued and outstanding at March 31, 2006 and 18,911,532 shares issued and outstanding at March 31, 2005	291	189
Class B common stock, par value $0.01, authorized 100,000,000 shares; 23,374,450 shares issued and outstanding at March 31, 2006 and 24,980,445 shares issued and outstanding at March 31, 2005	234	250
Additional paid-in capital	389,616	319,038
Carryover basis adjustment	(7,988)	(7,988)
Accumulated other comprehensive income, net of tax	1,547	492
Accumulated deficit	(245,034)	(202,754)
Deferred compensation	—	(12)

Total stockholders’ equity	138,666	109,215

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$922,167	$956,676

Contact:

Coinmach Service Corp. Robert M. Doyle, 516-349-8555

Source: Coinmach Service Corp.